Exhibit 10.4

SIXTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This Sixth Amendment to Loan and Security Agreement (the “Amendment”) is entered into as of March 22, 2016, by and among Fifth Third Bank, an Ohio banking corporation (the “Bank”) and Meridian Bioscience, Inc., an Ohio corporation (“Parent” or “Agent”), Meridian Bioscience Corporation, an Ohio corporation (“Corp.”), Omega Technologies, Inc., an Ohio corporation (“Omega”), Meridian Life Science, Inc., a Maine corporation (“MLS”) and Bioline USA, Inc., a Massachusetts corporation (“Bio”) (collectively, the “Borrowers” and individually a “Borrower”).

WHEREAS, Bank and Borrowers (except Bio) entered into that certain Loan and Security Agreement, dated as of August 1, 2007, as amended from time to time (the “Agreement”); Bio became a party to the Agreement by an amendment to the Agreement dated December 14, 2012;

WHEREAS, Bank and Borrowers wish to amend the Agreement to modify certain provisions of the Agreement.

NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. The following terms contained in Section 1.1 of the Agreement are hereby amended and restated to read as follows:

“Business Day” or “Banking Day” means any day other than a Saturday, Sunday, federal holiday or other day on which the New York Stock Exchange is regularly closed. (i) with respect to all notices and determinations in connection with the LIBOR Rate, any day (other than a Saturday or Sunday) on which commercial banks are open in London, England, New York, New York, and Cincinnati, Ohio for dealings in deposits in the London Interbank Market; and (ii) in all other cases, any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which a Rate Management Agreement with Bank is then in effect with respect to all or a portion of this Note, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Rate Management Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of this Agreement and the Notes that are subject to such Rate Management Agreement.

“LIBOR Rate” means the rate of interest (rounded upwards, if necessary, to the next 1/16th of 1% and adjusted for reserves if Bank is required to maintain reserves with respect to relevant advances) fixed by the ICE Benchmark Administration Limited (or any successor thereto, or replacement thereof, as approved by Bank, each an “Alternate LIBOR Source”) at approximately 11:00 a.m., London time (or at the relevant time established by an Alternate LIBOR Source or by Bank), two London Banking Days preceding the effective date of such LIBOR Rate, relating to quotations for one-month London InterBank Offered Rates on U.S. Dollar deposits as published on Bloomberg LP (or any successor thereto, or replacement thereof, as approved by Bank, each an “Approved Bloomberg Successor”), all as determined by Bank in accordance with this Agreement and the Revolving Note. If the LIBOR Rate is no longer displayed on Bloomberg LP (or any Approved Bloomberg Successor), the LIBOR Rate shall be determined in good faith by Bank from such other sources as it shall determine to be comparable to Bloomberg LP (or any Approved Bloomberg Successor). Each determination by Bank of the LIBOR Rate shall be final, binding and conclusive in the absence of manifest error. The Interest Rate shall initially be determined as of the date of the initial advance of funds to Borrower and shall be adjusted automatically on the last day of each month thereafter.

“Loans” means the Revolving Loans, the Term Loan and any other loans from time to time between Bank and any Borrower relating to the Obligations.

“Notes” shall refer collectively to the Revolving Note, the Term Note and any note entered into from time to time by any Borrower in favor of Bank to evidence an Obligation.

2. Section 2.1(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

(d) The Facility shall expire on March 31, 2021, and the entire outstanding principal balance of the Revolving Note, and all accrued interest, shall become due and payable not later than that date. Borrowers may prepay the principal balance of the Revolving Note in whole or part at any time. Until all Obligations have been fully repaid and this Agreement has terminated, Bank shall retain its security interest in all Collateral then existing or arising thereafter.

3. A new Section 2.1(e) is hereby added to the Agreement to read as follows:

(e) Borrowers will pay to Bank an unused fee (the “Unused Fee”) until termination of the Revolving Note, computed at the rate of 0.25% per annum, on the average daily difference between (i) the outstanding amount of the Revolving Note and (ii) the committed amount of the Revolving Note. The Unused Fee shall be payable quarterly in arrears, on the first day of each January, April, July and October and upon the maturity date of the Revolving Note and/or the date the Revolving Note is terminated.

4. The first sentence of Section 2.2 (b) of the Agreement is hereby amended and restated to read as follows:

(b) Interest on the outstanding principal amount of the Loans is payable in arrears on the last day of each calendar quarter, commencing June 30, 2016.

5. A new Section 2.2(g) is hereby added to the Agreement to read as follows:

(g) Any time during which a Rate Management Agreement is then in effect with respect to this Agreement and any of the Notes, the provisions contained which round up the interest rate to the nearest 1/8th or 1/16th shall be disregarded and no longer of any force and effect, notwithstanding anything to the contrary contained in this Agreement or any of the

Note. These “round up” provisions appear as a parenthetical as follows: (rounded upwards, if necessary to the next 1/8th of 1%) or (rounded upwards, if necessary to the next 1/16th of 1%).

6. Section 2.3(a) is hereby amended and restates in its entirety to read as follows:

(a) The Applicable LIBOR Margin expressed as a percentage, in effect on any date shall be determined based on the ratio of Total Funded Debt to EBITDA of Borrowers (which shall be determined pursuant to clause (c) of this paragraph), as follows:

Applicable Margin	Level I Status Funded Debt/EBITDA <0.50:1.00	Level II Status Funded Debt/EBITDA >0.50:1.0 and <1.50:1.0	Level II Status Funded Debt/EBITDA >1.50:1.00 and <2.25:1.00	Level III Status Funded Debt/EBITDA >2.25:1.00 and <3.00:1.00
Libor Margin	+1.25%	+01.50%	+1.75%	+2.0%

7. A new Section 2.11 is hereby added to the Agreement to read as follows:

2.11 Term Loan. (a) Bank agrees, subject to the terms and conditions hereinafter set forth, to make a term loan (the “Term Loan”) to Borrowers on the date of the Sixth Amendment to this Agreement in the maximum principal amount of $60,000,000. On the execution date of the Sixth Amendment to this Agreement, Borrower will duly issue and deliver to Bank a Term Note in the form of attached Exhibit 2.11 (the “Term Note”) in the principal amount of $60,000,000 bearing interest as specified in Section 2.2 of this Agreement. The outstanding principal balance of the Term Note shall become due and payable as provided for in the Term Note.

(b) Borrowers shall pay to Bank on the effective date of the Term Note, a one-time commitment fee equal to 0.25% of the principal amount of the Term Note.

(c) Proceeds of the Term Note will be used to provide partial funding of the acquisition of Magellan Bioscience. Bank shall have no obligation to advance funds under the Term Loan unless the following statements shall be true and correct:

(i) Each of the representations and warranties contained herein and in the Loan Documents shall be correct in all material respects;

(ii) No event shall have occurred and be continuing which constitutes an Event of Default, or would constitute an Event of Default but for the requirement that notice be given or lapse of time or both; and

(iii) The acceptance by Borrowers of the proceeds of the Term Loan shall be deemed to constitute a representation and warranty by Borrowers that the conditions in this Section of the Agreement, other than those that have been waived in writing by Bank, have been satisfied.

8. Section 4.1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

(c) With the statements submitted under (a) and (b) above (being on a quarterly and an annual basis) and within 45 days after the end of each fiscal year, a compliance certificate signed by the principal financial officer of the Agent, (i) stating he is familiar with this Agreement and the other Loan Documents and that no Default or Event of Default has occurred, or if any such condition or event existed or exists, specifying it and describing what action the Borrower has taken or proposes to take with respect thereto, and (ii) setting forth, in summary form, figures showing the financial status of the Borrowers in respect of the financial covenants and restrictions contained in this Agreement;

9. Section 5.15 of the Agreement, which was previously deleted from the Agreement, is hereby reinstated and amended and restated in its entirety to read as follows:

5.15	Fixed Charge Coverage Ratio. At the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2016, Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 1.15:1.0. “Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA for a given measurement period minus the sum of (i) unfunded capital expenditures, (ii) income taxes paid in cash and (iii) distributions and other dividend paid in cash plus all one-time, non-recurring expenses related to the acquisition of Magellan Bioscience to (b) the sum of (i) interest expense (including the interest portion of any lease which is capitalized under GAAP) payable in cash plus (ii) all principal payments on Funded Indebtedness that were paid by Borrowers during the measurement period.

10. Section 5.16 (Tangible Net Worth) of the Agreement is hereby deleted from the Agreement as of the quarter ending March 31, 2016.

11. Representations, Warranties and Covenants of Borrowers. To induce Bank to enter into this Amendment, Borrowers represent and warrant as follows:

(a)	No Event of Default (as such term is defined in Section 8 of the Agreement) or event or condition which, with the lapse of time or giving of notice or both, would constitute an Event of Default exists on the date hereof.

(b)	The person executing this Amendment is a duly elected and acting officer of each Borrower and is duly authorized by the Board of Directors of such Borrower to execute and deliver this Amendment on behalf of such Borrower.

12. Conditions. Bank’s obligations under this Amendment are subject to the following conditions:

(a)	Borrowers shall execute and deliver to Bank this Amendment, the Amended and Restated Revolving Note attached to this Amendment as Exhibit 2.1(c), the Term Note attached as Exhibit 2.11, and all other documents listed on the Bank’s List of Documents for this Amendment.

(b)	The representations and warranties of Borrowers in Section 3 hereof shall be true and correct on the date of execution of this Amendment.

(c)	Borrowers shall pay to the Bank all expenses and attorneys’ fees incurred by Bank in connection with the preparation, execution and delivery of this Amendment and related documents.

13.	General.

(a)	Except as expressly modified hereby, the Agreement remains unaltered and in full force and effect. Borrowers acknowledge that Bank has made no oral representations to Borrowers with respect to the Agreement and this Amendment thereto and that all prior understandings between the parties are merged into the Agreement as amended by this writing. All Loans outstanding on the date of execution of this Amendment shall be considered for all purposes to be Loans outstanding under the Agreement as amended by this Amendment.

(b)	Capitalized terms used and not otherwise defined herein will have the meanings set forth in the Agreement.

(c)	Nothing contained herein will be construed as waiving any default or Event of Default under the Agreement or will affect or impair any right, power or remedy of the Bank under or with respect to the Loans, the Agreement, or any other agreement or instrument guaranteeing, securing or otherwise relating to the Loans.

(d)	This Amendment shall be considered an integral part of the Agreement, and all references to the Agreement in the Agreement itself or any document referring thereto shall, on and after the date of execution of this Amendment, be deemed to be references to the Agreement as amended by this Amendment.

(e)	This Amendment will be binding upon and inure to the benefit of Borrowers and Bank and their respective successors and assigns.

(f)	All representations, warranties and covenants made by Borrowers herein will survive the execution and delivery of this Amendment.

(g)	This Amendment will, in all respects, be governed and construed in accordance with the laws of the State of Ohio.

(h)	This Amendment may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, Borrowers and Bank have executed this Agreement by their duly authorized officers as of the date first above written.

MERIDIAN BIOSCIENCE CORPORATION		MERIDIAN BIOSCIENCE, INC.

By:	/s/ Melissa A. Lueke	By:	/s/ Melissa A. Lueke
	Melissa A. Lueke, CFO & Secretary		Melissa A. Lueke, Executive Vice
President, CFO & Secretary

OMEGA TECHNOLOGIES, INC.		MERIDIAN LIFE SCIENCE, INC.

By:	/s/ Melissa A. Lueke	By:	/s/ Melissa A. Lueke
	Melissa A. Lueke, CFO & Secretary		Melissa A. Lueke, CFO & Secretary

FIFTH THIRD BANK		BIOLINE USA, INC.

By:	/s/ Drew Hollenkamp	By:	/s/ Melissa A. Lueke
	Drew Hollenkamp, Vice President		Melissa A. Lueke, CFO & Secretary

EXHIBIT 2.1(c)

REVOLVING NOTE

$30,000,000	Cincinnati, Ohio Dated: August 1, 2007 Restated: March 22, 2016

Meridian Bioscience, Inc., an Ohio corporation, Meridian Bioscience Corporation an Ohio corporation (“Corp.”), Omega Technologies, Inc., an Ohio corporation (“Omega”), Meridian Life Science, Inc., a Maine corporation and Bioline USA, Inc.., a Massachusetts corporation (“Bio”) (collectively and jointly and severally the “Borrowers” and individually a “Borrower”), for value received, hereby promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (the “Bank”) at its offices, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America and in immediately available funds, the principal sum of $30,000,000 or such lesser unpaid principal amount as may be advanced by the Bank as Revolving Loans pursuant to the terms of the Loan and Security Agreement dated August 1, 2007 by and among the Borrowers and the Bank, as same may be amended from time to time (the “Agreement”). This Note shall mature and be payable in full on March 31, 2021, or such later date as may be determined and agreed upon between Bank and Borrowers pursuant to the Agreement.

The principal balance hereof outstanding from time to time shall bear interest as set forth in the Agreement. Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed, and will be payable as set forth in the Agreement. After the occurrence of an Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), payable on demand, at a rate per annum equal to six percent (6%) above the rate that would otherwise be in effect, until paid, and whether before or after the entry of judgment hereon.

The principal amount of each loan made by the Bank and the amount of each prepayment made by the Borrowers shall be recorded by the Bank on the schedule attached hereto or in the regularly maintained data processing records of the Bank. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry shall not limit or otherwise affect Borrowers’ obligations under this Note or the Agreement.

This Note is the Revolving Note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. The principal of this Note is prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a “Business Day”), the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.

Ex. 1 - 1

This Note is issued, not as a payment toward, but as a continuation of, the obligations of Borrowers to Bank pursuant to that certain Revolving Note dated August 1, 2007, in the principal amount of $30,000,000 (together with all prior amendments thereto or restatements thereof the “Prior Note”). Accordingly, this Note shall not be construed as a novation or extinguishment of, the obligations arising under the Prior Note, and its issuance shall not affect the priority of any security interest granted in connection with the Prior Note.

In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce the amounts due to Bank from the Borrowers under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank shall refund to Borrowers such excess.

Borrowers and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more renewals or extensions of this Note.

This Note may not be changed orally, but only by an instrument in writing.

Ex. 1 - 2

This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrowers agree that the State and federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrowers at their address described in the Notices section of the Agreement. BORROWERS HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

MERIDIAN BIOSCIENCE CORPORATION		MERIDIAN BIOSCIENCE, INC.

By:		By:
	Melissa A. Lueke, CFO & Secretary		Melissa A. Lueke, Executive Vice
President, CFO & Secretary

OMEGA TECHNOLOGIES, INC.		MERIDIAN LIFE SCIENCE, INC.

By:		By:
	Melissa A. Lueke, CFO & Secretary		Melissa A. Lueke, CFO & Secretary

BIOLINE USA, INC.

By:
Melissa A. Lueke, CFO & Secretary

Ex. 1 - 3

EXHIBIT 2.11

TERM NOTE

Cincinnati, Ohio

$60,000,000	Dated: March 22, 2016

Meridian Bioscience, Inc., an Ohio corporation, Meridian Bioscience Corporation an Ohio corporation (“Corp.”), Omega Technologies, Inc., an Ohio corporation (“Omega”), Meridian Life Science, Inc., a Maine corporation and Bioline USA, Inc.., a Massachusetts corporation (“Bio”) (collectively and jointly and severally the “Borrowers” and individually a “Borrower”), for value received, hereby promises to pay to the order of FIFTH THIRD BANK, an Ohio banking corporation (the “Bank”) at its offices, 38 Fountain Square Plaza, Cincinnati, Ohio 45263, in lawful money of the United States of America and in immediately available funds, the principal sum of $60,000,000 or such lesser unpaid principal amount as may be advanced by the Bank as a Term Loan pursuant to the terms of the Loan and Security Agreement dated August 1, 2007 by and among the Borrowers and the Bank, as same may be amended from time to time (the “Agreement”). This Note shall mature and be payable in full on March 31, 2021, or such later date as may be determined and agreed upon between Bank and Borrowers pursuant to the Agreement.

The outstanding principal balance of this Note shall be payable as set forth on attached Schedule A. The principal balance hereof outstanding from time to time shall bear interest as set forth in the Agreement. Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed, and will be payable as set forth in the Agreement. After the occurrence of an Event of Default, this Note shall bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity), payable on demand, at a rate per annum equal to six percent (6%) above the rate that would otherwise be in effect, until paid, and whether before or after the entry of judgment hereon.

The principal amount of each loan made by the Bank and the amount of each prepayment made by the Borrowers shall be recorded by the Bank on the schedule attached hereto or in the regularly maintained data processing records of the Bank. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry shall not limit or otherwise affect Borrowers’ obligations under this Note or the Agreement.

This Note is the Term Note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. The principal of this Note is prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a “Business Day”), the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.

Ex. 2 - 1

In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce the amounts due to Bank from the Borrowers under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank shall refund to Borrowers such excess.

Borrowers and all endorsers, sureties, guarantors and other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more renewals or extensions of this Note.

This Note may not be changed orally, but only by an instrument in writing.

Ex. 2 - 2

This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrowers agree that the State and federal courts in Hamilton County, Ohio or any other court in which Bank initiates proceedings have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrowers at their address described in the Notices section of the Agreement. BORROWERS HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE.

MERIDIAN BIOSCIENCE CORPORATION		MERIDIAN BIOSCIENCE, INC.

By:		By:
	Melissa A. Lueke, CFO & Secretary		Melissa A. Lueke, Executive Vice
President, CFO & Secretary

OMEGA TECHNOLOGIES, INC.		MERIDIAN LIFE SCIENCE, INC.

By:		By:
	Melissa A. Lueke, CFO & Secretary		Melissa A. Lueke, CFO & Secretary

BIOLINE USA, INC.

By:
Melissa A. Lueke, CFO & Secretary

Ex. 2 - 3

Schedule A

Meridian Bioscience, Inc.

Principal Payment Schedule for $60,000,000

Payment Date	Principal Payment
06/30/2016	$750,000
09/30/2016	$750,000
12/30/2016	$750,000
03/31/2017	$750,000
06/30/2017	$1,125,000
09/29/2017	$1,125,000
12/29/2017	$1,125,000
03/29/2018	$1,125,000
06/29/2018	$1,125,000
09/28/2018	$1,125,000
12/31/2018	$1,125,000
03/29/2019	$1,125,000
06/28/2019	$1,500,000
09/30/2019	$1,500,000
12/31/2019	$1,500,000
03/31/2020	$1,500,000
06/30/2020	$1,500,000
09/30/2020	$1,500,000
12/31/2020	$1,500,000
03/31/2021	remaining principal balance

Schedule A